Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Third Quarter 2022 Financial Results

WEST JORDAN, Utah, December 7, 2022--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced third quarter financial results for the thirteen and thirty-nine weeks ended October 29, 2022.

“We executed our strategic initiatives and reported strong sales and earnings results in the third quarter, despite the challenging macroeconomic environment,” said Jon Barker, Sportsman’s Warehouse President and Chief Executive Officer. “The investments made over the last few years to enhance our omnichannel capabilities have strengthened the overall foundation of the business. Moving forward, we will continue to closely manage the business with discipline and rigor, and maintain focus on leveraging our investments while accelerating the growth of our store footprint to reach more customers nationwide.”

For the thirteen weeks ended October 29, 2022:

•
Net sales were $359.7 million, a decrease of 10.3%, compared to $401.0 million in the third quarter of fiscal year 2021. The net sales decrease was primarily due to lower demand across most product categories as we continued to experience the impact of consumer inflationary pressures and recessionary concerns. This decrease, however, was partially offset by the opening of 11 new stores since October 30, 2021. Compared to the third quarter of fiscal year 2019 net sales increased 48.3% from $242.5 million.

•
Same store sales decreased 15.0% during the third quarter of 2022, compared to the third quarter of 2021. Compared to the same period of 2019, same store sales increased 19.5%.

•
Gross profit was $120.8 million or 33.6% of net sales, compared to $129.6 million or 32.3% of net sales in the comparable prior year period. The 130 basis point improvement, as a percentage of net sales, can be attributed to increased product margins, favorable shipping, freight, and logistical expenses, and favorable product mix.

•
Selling, general and administrative (SG&A) expenses were $102.3 million, an increase of 2.3%, compared to $100.0 million in the third quarter of fiscal year 2021. This increase was primarily due to resuming our pre-pandemic marketing and travel related activities during the quarter, as well as higher depreciation, rent and management recruiting expenses due to new store openings. These expenses were partially offset by a decrease in acquisition costs due to the terminated merger and increased store operating efficiencies.

•
Net income was $12.9 million, compared to net income of $21.9 million in the third quarter of 2021. Adjusted net income was $13.1 million, compared to adjusted net income of $22.7 million in the third quarter of 2021 (see “GAAP and Non-GAAP Measures”).

•
Adjusted EBITDA was $29.1 million, compared to $39.3 million in the comparable prior year period (see "GAAP and Non-GAAP Measures").

•
Diluted earnings per share were $0.33 compared to diluted earnings per share of $0.49 in the comparable prior year period. Adjusted diluted earnings per share were $0.34 compared to adjusted diluted earnings per share of $0.51 for the comparable prior year period (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended October 29, 2022:

•
Net sales were $1.02 billion, a decrease of 6.4%, compared to $1.09 billion in the first nine months of fiscal year 2021. This net sales decrease was primarily driven by lower demand across most product categories as we anniversaried the increased demand driven by the impact of the COVID-19 economic stimulus dollars and current consumer inflationary pressures and recessionary concerns, which were partially offset by the opening of 11 new stores since October 30, 2021.

•
Same store sales decreased 12.1% compared to the first nine months of fiscal 2021. This decrease was primarily due to lower sales demand across most product categories due to inflationary pressures and difficult year-over-year comparisons. Compared to fiscal year 2019, same store sales for the first nine months of 2022 increased 28.8%.

•
Gross profit was $337.5 million or 33.1% of net sales, compared to $353.7 million or 32.5% of net sales for the first nine months of fiscal 2021. This year-over-year improvement was due to increased overall product margins, and decreased shipping, freight, and logistical expenses.

•
SG&A expenses increased to $295.4 million or 29.0% of net sales, compared with $286.3 million or 26.3% of net sales for the first nine months of fiscal 2021. This increase was primarily due to resuming our normal pre-pandemic marketing and travel related activities during the period, as well as higher depreciation, rent and management recruiting expenses due to new store openings. These expenses were partially offset by a decrease in acquisition costs due to the terminated merger and increased store operating efficiencies.

•
Net income was $29.5 million, compared to net income of $50.0 million in the prior year period. Adjusted net income was $30.4 million, compared to adjusted net income of $54.8 million in the first nine months of fiscal 2021 (see “GAAP and Non-GAAP Measures”).

•
Adjusted EBITDA was $72.7 million compared to $98.0 million in the prior year period (see "GAAP and Non-GAAP Measures").

•
Diluted earnings per share were $0.71, compared to diluted earnings per share of $1.13 in the first nine months of last year. Adjusted diluted earnings per share were $0.73, compared to adjusted diluted earnings per share of $1.23 in the prior year period (see "GAAP and Non-GAAP Measures").

Balance sheet and capital allocation highlights as of October 29, 2022:

•
The Company ended the quarter with net debt of $102.5 million, comprised of $2.6 million of cash on hand and $105.1 million of borrowings outstanding under the Company’s revolving credit facility.

•
Total liquidity was $195.5 million as of the end of the third quarter of fiscal 2022, comprised of $192.9 million of availability on the revolving credit facility and $2.6 million of cash on hand.

•
During the third quarter, the Company repurchased 1.2 million shares of its common stock in the open market, returning $10.4 million to shareholders. As of the end of the third quarter, the Company had $12.6 million of remaining capacity under its authorized repurchase program.

Fourth Quarter and Full-Year 2022 Outlook:

For the fourth quarter of fiscal year 2022, net sales are expected to be in the range of $370 million to $385 million, anticipating that same store sales will be down 13% to 9% year-over-year. Adjusted diluted earnings per share for the quarter are expected to be in the range of $0.25 to $0.35. This implies our full-year 2022 net sales will be in the range of $1.39 billion to $1.405 billion, with adjusted diluted earnings per share for the full-year in the range of $0.98 and $1.08.

As we look to fiscal year 2023, we expect to accelerate the growth of our fleet and currently anticipate opening between 13 and 18 new stores during the year. This would be the highest number of new stores opened in a single year.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “Our guidance for the fourth quarter considers ongoing consumer inflationary pressures and a challenging macroeconomic environment, which we are carefully navigating. We will maintain our discipline with expense management and capital allocation as we continue to execute on our short and long-term strategic initiatives.”

Conference Call Information:

A conference call to discuss third quarter 2022 financial results is scheduled for December 7, 2022, at 5:00PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted net income as net income plus expenses incurred relating to costs incurred for the recruitment and hiring of key members of management, expenses incurred relating to the terminated merger with the Great Outdoors Group, LLC and recognized tax benefits, as applicable. We define adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, expenses incurred relating to the terminated merger with the Great Outdoors Group, LLC, pre-opening expenses and costs incurred for the recruitment and hiring of key members of management. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our ability to have sufficient inventory of products in demand by our customers and our guidance for the fourth quarter and full fiscal year 2022. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; macroeconomic factors, such as political trends, social unrest, inflationary pressures, and recessionary trends; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; the impact of COVID-19 on the Company’s operations; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 29, 2022 which was filed with the SEC on March 30, 2022, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations & Corp. Development

Sportsman’s Warehouse

(801) 566-6681

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	For the Thirteen Weeks Ended

	October 29, 2022	% of net sales	October 30, 2021	% of net sales	YOY Variance
Net sales	$359,720	100.0%	$401,014	100.0%	$(41,294)
Cost of goods sold	238,898	66.4%	271,392	67.7%	(32,494)
Gross profit	120,822	33.6%	129,622	32.3%	(8,800)

Operating expenses:
Selling, general and administrative expenses	102,322	28.4%	99,974	24.9%	2,348
Income from operations	18,500	5.2%	29,648	7.4%	(11,148)
Interest expense	1,187	0.3%	413	0.1%	774
Income before income tax expense	17,313	4.9%	29,235	7.3%	(11,922)
Income tax expense	4,436	1.2%	7,372	1.8%	(2,936)
Net income	$12,877	3.7%	$21,863	5.5%	$(8,986)

Earnings per share
Basic	$0.34		$0.50		$(0.16)
Diluted	$0.33		$0.49		$(0.16)

Weighted average shares outstanding
Basic	38,414		43,878		(5,464)
Diluted	38,681		44,582		(5,901)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	For the Thirty-Nine Weeks Ended

	October 29, 2022	% of net sales	October 30, 2021	% of net sales	YOY Variance
Net sales	$1,020,246	100.0%	$1,089,784	100.0%	$(69,538)
Cost of goods sold	682,794	66.9%	736,061	67.5%	(53,267)
Gross profit	337,452	33.1%	353,723	32.5%	(16,271)

Operating expenses:
Selling, general and administrative expenses	295,430	29.0%	286,263	26.3%	9,167
Income from operations	42,022	4.1%	67,460	6.2%	(25,438)
Interest expense	2,521	0.2%	905	0.1%	1,616
Income before income tax expense	39,501	3.9%	66,555	6.1%	(27,054)
Income tax expense	10,012	1.0%	16,519	1.5%	(6,507)
Net income	$29,489	2.9%	$50,036	4.6%	$(20,547)

Earnings per share
Basic	$0.71		$1.14		$(0.43)
Diluted	$0.71		$1.13		$(0.42)

Weighted average shares outstanding
Basic	41,438		43,809		(2,371)
Diluted	41,672		44,471		(2,799)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	October 29,	January 29,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$2,560	$57,018
Accounts receivable, net	1,685	1,937
Merchandise inventories	485,156	386,560
Prepaid expenses and other	19,182	21,955
Total current assets	508,583	467,470
Operating lease right of use asset	267,842	243,047
Property and equipment, net	147,031	128,304
Goodwill	1,496	1,496
Definite lived intangibles, net	404	264
Total assets	$925,356	$840,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$130,119	$58,916
Accrued expenses	93,054	109,012
Income taxes payable	4,984	9,500
Operating lease liability, current	43,440	40,924
Revolving line of credit	105,064	66,054
Total current liabilities	376,661	284,406
Long-term liabilities:
Deferred income taxes	4,294	5,779
Operating lease liability, noncurrent	261,095	236,227
Total long-term liabilities	265,389	242,006
Total liabilities	642,050	526,412

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,697 and 43,880 shares issued and outstanding, respectively	377	439
Additional paid-in capital	79,169	90,851
Accumulated earnings	203,760	222,879
Total stockholders' equity	283,306	314,169
Total liabilities and stockholders' equity	$925,356	$840,581

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(in thousands)

	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2022	2021
Cash flows from operating activities:
Net income	$29,489	$50,036
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	22,961	18,778
Amortization of deferred financing fees	146	188
Amortization of definite lived intangible	51	23
Noncash lease expense	21,169	21,204
Deferred income taxes	(1,486)	(558)
Stock-based compensation	3,526	2,236
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	252	(103)
Operating lease liabilities	(18,580)	(20,915)
Merchandise inventories	(98,596)	(185,063)
Prepaid expenses and other	3,135	(781)
Accounts payable	68,327	41,723
Accrued expenses	(11,369)	(2,694)
Income taxes payable and receivable	(4,516)	(2,417)
Net cash provided by (used in) operating activities	14,509	(78,343)
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(38,477)	(38,463)
Net cash used in investing activities	(38,477)	(38,463)
Cash flows from financing activities:
Net borrowings on line of credit	39,010	57,551
Decrease in book overdraft	(5,113)	(1,382)
Proceeds from issuance of common stock per employee stock purchase plan	525	—
Payments to acquire treasury stock	(62,411)	—
Payment of withholdings on restricted stock units	(1,993)	(2,356)
Payment of deferred financing costs	(508)	—
Net cash (used in) provided by financing activities	(30,490)	53,813
Net change in cash and cash equivalents	(54,458)	(62,993)
Cash and cash equivalents at beginning of period	57,018	65,525
Cash and cash equivalents at end of period	$2,560	$2,532

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,349	$905
Income taxes, net of refunds	16,014	19,494

Supplemental schedule of noncash activities:
Noncash change in operating lease right of use asset and operating lease liabilities from remeasurement of existing leases and addition of new leases	$46,050	$27,979
Purchases of property and equipment included in accounts payable and accrued expenses	$7,223	$6,606

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Numerator:
Net income	$12,877	$21,863	$29,489	$50,036
Acquisition costs (3)	-	1,113	-	6,419
Executive transition costs (4)	289	-	1,214	-
Less tax benefit	(75)	(301)	(316)	(1,733)
Adjusted net income	$13,091	$22,675	$30,387	$54,722

Denominator:
Diluted weighted average shares outstanding	38,681	44,582	41,672	44,471

Reconciliation of earnings per share:
Dilutive earnings per share	$0.33	$0.49	$0.71	$1.13
Impact of adjustments to numerator and denominator	0.01	0.02	0.02	0.10
Adjusted diluted earnings per share	$0.34	$0.51	$0.73	$1.23

Reconciliation of net income to adjusted EBITDA:
	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$12,877	$21,863	$29,489	$50,036
Interest expense	1,187	413	2,521	905
Income tax expense (benefit)	4,436	7,372	10,012	16,519
Depreciation and amortization	7,839	6,665	23,012	18,801
Stock-based compensation expense (1)	1,077	194	3,526	2,237
Pre-opening expenses (2)	1,432	1,712	2,936	3,090
Acquisition costs (3)	-	1,113	-	6,419
Executive transition costs (4)	289	-	1,214	-
Adjusted EBITDA	$29,137	$39,332	$72,710	$98,007

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and Employee Stock Purchase Plan.

(2) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

(3) The 13 and 39 weeks ended October 30, 2021, included $1.1 and $6.4 million of expenses incurred relating to the terminated merger with Great Outdoors Group.
(4) Expenses incurred relating to the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of fourth quarter 2022 guidance:

	Estimated Q4 '22
	Low	High
Numerator:
Net income (loss)	$9,100	$12,700
Executive transition Costs (1)	$200	$400
Adjusted net income (loss)	$9,300	$13,100
Denominator:
Diluted weighted average shares outstanding	37,700	37,700

Reconciliation of earnings per share:
Diluted earnings (loss) per share	$0.24	$0.34
Impact of adjustments to numerator and denominator	0.01	0.01
Adjusted diluted earnings (loss) per share	$0.25	$0.35

(1) Expenses incurred relating to the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.